As filed with the Securities and Exchange Commission on February 23, 2011

Registration No. 333-128126 Registration No. 333-45276 Registration No. 333-32072 Registration No. 333-70203	Registration No. 333-126939 Registration No. 333-45284 Registration No. 333-73053

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-128126

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126939

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-45276

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-45284

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-32072

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-73053

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-70203

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KING PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	54-1684963
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

501 Fifth Street Bristol, Tennessee	37620
(Address of Principal Executive Offices)	(Zip Code)

King Pharmaceuticals, Inc. Incentive Plan

King Pharmaceuticals, Inc. Executive Deferred Compensation Plan

1998 Non-Employee Director Stock Option Plan

1989 Incentive Stock Option Plan of Jones Medical Industries, Inc.

Jones Medical Industries, Inc. 1994 Incentive Stock Plan

Jones Medical Industries, Inc. 1997 Incentive Stock Plan

Medco Research, Inc. 1989 Stock Option & Stock Appreciation Rights Plan

King Pharmaceuticals, Inc. 401(K) Retirement Savings Plan

1997 Incentive and Non-Qualified Stock Option Plan for Employees

(Full Titles of Plans)

Brian A. Markison

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

(Name and Address of Agent For Service)

(423) 989-8000

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement 333-128126 registering (i) 30,000,000 shares of common stock, no par value (the “Common Stock”), of King Pharmaceuticals, Inc. (the “Company”) and (ii) an indeterminate amount of Rights to purchase the Company’s preferred stock for the King Pharmaceuticals, Inc. Incentive Plan.

•	Registration Statement 333-126939 registering $20,000,000 of deferred compensation obligations for the King Pharmaceuticals, Inc. Executive Deferred Compensation Plan.

•	Registration Statement 333-45276 registering 675,000 shares of Common Stock, including preferred stock purchase rights, for the 1998 Non-Employee Director Stock Option Plan.

•

Registration Statement 333-45284 registering 3,918,490 shares of Common Stock, including preferred stock purchase rights, for the 1989 Incentive Stock Option Plan of Jones Medical Industries, Inc., the Jones Medical Industries, Inc. 1994 Incentive Stock Plan and the Jones Medical Industries, Inc. 1997 Incentive Stock Plan.

•

Registration Statement 333-32072 registering 695,164 shares of Common Stock and associated preferred stock purchase rights for the Medco Research, Inc. 1989 Stock Option and Stock Appreciation Rights Plan.

•	Registration Statement 333-73053 registering an indeterminate amount of plan interests for the King Pharmaceuticals, Inc. 401(K) Retirement Savings Plan.

•	Registration Statement 333-70203 registering 800,000 shares of Common Stock for the 1997 Incentive and Non-Qualified Stock Option Plan for Employees.

On January 31, 2011, Pfizer Inc. (“Pfizer”), through its wholly-owned subsidiary, Parker Tennessee Corp. (“Merger Sub”), acquired approximately 92.5% of the outstanding shares of the Company’s common stock following the successful completion of a tender offer (the “Tender Offer”) for all of the outstanding shares of common stock. Pursuant to the Agreement and Plan of Merger, dated as of October 11, 2010, among Pfizer, the Company, and Merger Sub, Pfizer intends to complete its acquisition of the Company by effecting a short form merger (the “Merger”) on or about February 28, 2011 in accordance with the provisions of the Tennessee Business Corporation Act. Pursuant to the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Pfizer. Each share of the Company’s common stock outstanding immediately prior to the effective time of the Merger that was not accepted for payment pursuant to the Tender Offer (other than shares held by Pfizer or any subsidiary of Pfizer, including Merger Sub, which shares will be cancelled without any conversion) will, at the effective time of the Merger, be converted into the right to receive $14.25 per share net to the shareholder in cash, without interest and less any required withholding taxes.

As a result of the pending merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on this 23rd day of February, 2011.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison
Name:	Brian A. Markison
Title:	President and Chief Executive Officer

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